EXHIBIT 10.2

Master License Agreement
For PocketServer and Amber Card Programs
Between TranSend International, Inc. and
Oasis Online Technologies Corp

This Master License Agreement is made and effective this 4th day of November in the year 2008 (EFFECTIVE DATE) by and between TRANSEND INTERNATIONAL, INC. having an office and place of business at 4710 E Falcon Drive Unit 215, Mesa, AZ 85215 (TRANSEND), and OASIS ONLINE TECHNOLOGIES CORP as licensee, having an office and place of business at 4710 E. Falcon Drive Unit 213, Mesa, AZ 85215 (OASIS).

WHEREAS TRANSEND is the owner and developer of software code, source code and documentation relating to POCKETSERVER™ the software application named POCKETSERVER™ as well as certain related approved, provisional, and applied for patents, and;

WHEREAS TRANSEND has not developed any significant revenue from the sale of POCKETSERVER™ through the Card Associations, Banks, or directly to Consumers in over 3 years and virtually all of its revenue has been generated through the sale of POCKETSERVER™ in the ISP ("Internet Service Provider") market, and;

WHEREAS TRANSEND's other main revenue source and assets are related to it's CardTouch™ product line and the patens thereof, which are not part of this agreement and will not be licensed to OASIS, and;

WHEREAS TRANSEND is desirous of generating more sales by providing a license to OASIS to primarily market its products in areas that it has neither the resources nor a proven ability to penetrate, and;

WHEREAS TRANSEND is currently developing an Amber Alert application using the same POCKETSERVER™ Software, and;

WHEREAS OASIS desires to market all of the current versions of POCKETSERVER™ as well as further develop the technology on its own, and;

WHEREAS OASIS believes that with its marketing team and the ability to create and market new products using the POCKETSERVER™ as a core technology would provide benefit to both Companies shareholders through increased sales, potential profits, and general awareness of the products, and;

WHEREAS the Parties believe that OASIS may be able to open markets that have remained closed to TRANSEND, and;

WHEREAS the Parties would like to jointly benefit from those marketing and further development efforts of POCKETSERVER™ by OASIS,

THEREFORE under the terms, conditions, covenants and restrictions contained herein TRANSEND will grant to OASIS an Exclusive Worldwide Master License to Market and further Develop the POCKETSERVER™ software for a minimum period of 5 years, which term automatically renews for all new markets to be determined and developed as well as to existing defined markets including: 1) To Banking and Financial Institutions as part of MasterCard Worldwide's OneSmart suite of Services, American Express Company's ID Keeper program and as an approved vendor to Visa International™, 2) To the Internet Service Provider Market, 3) To the direct to consumer Market which is currently marketed under the brand name PortableMe™, and 4) the market identified in the Amber Alert development program.

Article 1 DEFINITIONS

1.1 "EFFECTIVE DATE" of this Agreement shall be the day, date, and year first set forth above.

1.2 "PRODUCT(s)" shall mean all or a portion of any current, previous and future version of POCKETSERVER™ software only but not any additional article upon or in which the POCKTSERVER™ software is delivered or installed or combined with including all or a portion of any accessory, device, packaging, equipment, tool, marketing material, accessory or the like that is marketed and/or used in combination with POCKETSERVER™.

1.3 "POCKETSERVER™ shall mean the software applications developed or that may be developed using or building upon the current version of POCKETSERVER™ and that may be covered by one or more valid, enforceable, pending or unexpired claims of the TRANSEND PATENT RIGHTS and incorporating TRANSEND INFORMATION.

1.4 "TRANSEND INFORMATION" shall mean any and all tangible technology, software code, written materials, processes, documentation, designs, plans, and policies relating to the PRODUCTS that previously has been or will have been transferred to OASIS by TRANSEND hereunder.

1.5 "TRANSEND PATENT RIGHTS" shall mean any patents owned or controlled by TRANSEND as of the EFFECTIVE DATE that relate to PRODUCTS as well as any parent patent applications from which such application claims priority under 35 USC 119 or 120, continuations, continuations-in-part, divisions, additions, reissue applications, reexamined patent applications, any patents that may issue on any such applications, and foreign equivalents thereof.

1.6 "NET SALES" shall mean the gross dollar amount collected by OASIS from its customers, whether such customer is a distributor, wholesaler, retailer, Card Association, end-user, or any other third party, for POCKTSERVER™ Licenses sold, leased, licensed or otherwise commercially transferred by OASIS, less: (i) any discounts or rebates actually applied; and (ii) any license fee or royalty paid to a third party for use of any technology incorporated in the POCKETSERVER PROGRAMS.

1.7 "EXISTING REVENUE TRANSFERRED" shall mean any accounts from whom TRANSEND expects to receive revenue under any existing or preexisting POCKETSERVER™ Licenses that under this Agreement TRANSEND transfer the servicing of those accounts unto OASIS.

Article 2 LICENSE GRANTS, ROYALTY, AND REPORTS

2.1 TRANSEND agrees to grant and does hereby grant to OASIS a worldwide, exclusive Master license to the POCKETSERVER PROGRAMS as well as the TRANSEND INFORMATION and TRANSEND

PATENT RIGHTS to distribute, grant sub-licenses, co-brand, re-brand, grant additional master licenses, use, sell, offer for sale, import, or otherwise distribute PRODUCTS anywhere in the world. This grant shall further include the right of OASIS to grant written sublicenses to any third party for further distribution of the PRODUCTS.

2.2 The Master License grant shall be deemed to be irrevocable and the initial payment fully paid as of midnight (MST), on the signatory date. In consideration of the rights granted by TRANSEND to OASIS hereunder, OASIS has already advanced to TRANSEND the cash sum of $63,038 (including accrued interest as of November 4, 2008) as part of a Line of Credit fully owed by TRANSEND to OASIS which sum shall be applied as the payment for the grant of the license agreement herein under this agreement

2.3 Subject to Paragraph 2.4, In addition OASIS shall pay TRANSEND a royalty pursuant to the following table on NET SALES for all POCKETSERVER™ Software licenses sold by or for OASIS. Pursuant to paragraph 1.7, OASIS shall also have the right to collect on any previously sold POCKETSERVER™ customers of TRANSEND under the terms set forth below.

POCKETSERVER sold during the each calendar year	Royalty rate applicable to such NET SALES
Up to $1,000,000 (US)	10% of the NET SALES
More than $1,000,000 (US) up to $5,000,000 (US)	10% of the NET SALES
Greater than $5,000,000	10% of the NET SALES

POCKETSERVER previously Sold by TranSend.	Royalty rate applicable to such NET COLLECTIONS
Up to $1,000,000 (US)	10% of the NET COLLECTIONS
More than $1,000,000 (US) up to $5,000,000 (US)	10% of the NET COLLECTIONS
Greater than $5,000,000	10% of the COLLECTIONS

2.4 OASIS shall have no obligation to pay royalty for any sales or other transfers of POCKETSERVER made to a third party for testing purposes.

2.5 Royalty payable by OASIS hereunder shall be deemed to accrue and be payable to TRANSEND on the date on which OASIS is paid by its customers. Royalty shall accrue pro rata in each instance that OASIS receives partial payment(s) from a customer until the full royalty payable hereunder has been paid for sales corresponding to such partial payments.

2.6 Within thirty (30) days after the end of each calendar quarter, OASIS shall furnish TRANSEND with a written report setting forth the computation of the royalties payable to TRANSEND during such calendar quarter. Each report shall be accompanied by a certified check or money order payable to TRANSEND in the amount due, less any taxes required by a governmental agency to be withheld with respect to royalties payable to TRANSEND for that calendar quarter of that year.

2.7 Royalties and the minimum fee payment, if any, shall be paid to TRANSEND in U.S. dollars.

2.8 OASIS shall keep accurate and complete records in sufficient detail to enable royalties payable to TRANSEND hereunder to be verified. OASIS shall permit such records to be inspected at the option of TRANSEND once per calendar year upon written notice by TRANSEND for the purpose of verifying the amount of royalties payable hereunder to TRANSEND. Such inspection shall be made during reasonable business hours and shall be performed by an independent auditor, such as a certified public accountant or firm of certified public accountants, selected and appointed by TRANSEND. TRANSEND shall bear all the costs of retaining the independent auditor for such inspection. The independent auditors making such inspection shall report to TRANSEND only the amount of royalties due and payable. Two (2) years after furnishing TRANSEND with such written report, OASIS shall have the right to destroy or discard the records that formed the basis for such written report, and the written report thereafter shall be deemed to be correct and accurate.

Article 3 CONFIDENTIALITY

3.1 During the term of this Agreement, OASIS may find it desirable to share its confidential and proprietary business and technical information, e.g., royalty payments and reports, sales volumes, forecasts, business plans, vendors, customers, manufacturing information, test results, product development plans, etc. (CONFIDENTIAL INFORMATION) with TRANSEND. OASIS desires to protect the confidential and proprietary nature of such information as set forth herein.

3.2 TRANSEND shall maintain, and will cause its employees, agents, and consultants to maintain, the confidentiality of all CONFIDENTIAL INFORMATION received from OASIS under this Agreement using the same care and safeguards with respect to such CONFIDENTIAL INFORMATION as is used to maintain the confidentiality of its own information of like character, but in no event less than reasonable care.

3.3 CONFIDENTIAL INFORMATION received by TRANSEND under this Agreement may be disclosed by TRANSEND only to its employees, agents, and consultants to whom disclosure is necessary to fully use the license granted under this Agreement and to otherwise facilitate the purposes of this Agreement, and shall not be disclosed to any third party or commercially used by TRANSEND for any purpose except as expressly authorized in the Agreement. TRANSEND represents and warrants that all of its employees, agents, and consultants who shall have access to CONFIDENTIAL INFORMATION shall have been advised of their obligations under this Agreement. Further, TRANSEND represents and warrants that all of its employees, agents, and consultants who shall have access to CONFIDENTIAL INFORMATION shall be bound by written agreements to maintain such information in confidence and not to use such information except as expressly permitted herein.

3.4 Except as expressly authorized in this Agreement, TRANSEND shall not disclose CONFIDENTIAL INFORMATION to any third party without the advance written consent of OASIS.

3.5 The obligations of confidentiality under this Agreement shall not apply to information which:

(a) is in the public domain without fault of TRANSEND; or

(b) was known to TRANSEND before receipt from OASIS as demonstrated by written business records of TRANSEND; or

(c) is independently developed by TRANSEND; or

(d) is disclosed to TRANSEND by a third party without restriction.

3.6 Except as otherwise expressly provided in this Agreement, the title to all CONFIDENTIAL INFORMATION provided to TRANSEND by OASIS shall remain vested in OASIS.

3.7 The existence and terms of this Agreement shall be deemed to be subject to the confidentiality obligations of this Article 3. Written approval must be obtained from the other party if one party wishes to make any disclosure relating to the existence and/or content of the relationship between the parties hereunder.

3.8 TRANSEND shall not be liable for disclosure of CONFIDENTIAL INFORMATION in compliance with any governmental statute, regulation, order, or decree of a court or other governmental body; provided, however, that TRANSEND shall give reasonable notice to OASIS before TRANSEND's compliance with such statute, regulation, order, or decree.

3.9 TRANSEND shall have a duty to protect only that CONFIDENTIAL INFORMATION which is (a) disclosed by OASIS in writing and is marked as confidential, proprietary, or with a similar legend, at the time of disclosure, or which is (b) disclosed in any manner by OASIS and is identified as confidential or proprietary at the time of the disclosure and is confirmed to be confidential by OASIS to be confidential and provided to TRANSEND within a period not to exceed one hundred eighty (180) days of initial disclosure.

Article 4 WARRANTIES AND REPRESENTATIONS

4.1 TRANSEND warrants that it believes that it has no agreements or obligations currently in force with any third party that could interfere with this agreement. However, there are 2 disputed agreements identified below that TranSend has in good faith fully disclosed but that TranSend's Management believes should not conflict in any way with TranSend's obligations under this Agreement, they are;

i.) that the Fluid Cash Investors Group claims that it has a valid PocketServer™ Master License which TRANSEND disputes because while Fluid Cash Investors Group ("FCIG") had a PocketServer License granted by TRANSEND'S predecessor, that License was for FCIG's own use and could not be transferred, and was not for retail distribution, the License has expired and was not renewed, it was for version 2.0, not the current version 4.1.0.2509 and the license did not authorize any further development of the products by FCIG .

ii) that Dial Up Services, Inc. D/B/A Simple.Net ("Dial Up") had purchased an exclusive and valid PocketServer™ license to market a version of PocketServer to Internet Service Provider under a base plus revenue share payment structure with TranSend. Dial Up has since defaulted under the agreement for non-payment and has ceased marketing the product.

4.2 TRANSEND represents and warrants that it has full right and power to grant the rights set forth in this Agreement to OASIS.

4.3 TRANSEND represents and warrants that no claim by any third party contesting the validity, enforceability, use or ownership of any of the TRANSEND INFORMATION previously has been made against TRANSEND or, to the present knowledge of TRANSEND, is threatened.

4.4 To the present knowledge of TRANSEND, TRANSEND represents and warrants that it has not received any written notices of, nor to the present knowledge of TRANSEND, are there any facts which indicate to TRANSEND a likelihood of any infringement or misappropriation by, or conflict with, any third party with respect to the TRANSEND PATENT RIGHTS.

Article 5 PATENT PROSECUTION, FILING, ISSUANCE, AND MAINTENANCE

5.1 During the term of this Agreement, the Parties shall cooperate to prepare, file, prosecute, issue, and maintain the TRANSEND PATENT RIGHTS; provided, however, that no action may be taken with respect to the preparation, filing, prosecution, issuance, or maintenance of the TRANSEND PATENT RIGHTS without the written consent of TRANSEND. OASIS shall confer with TRANSEND and TRANSEND's approval shall be necessary as to whether to file and pursue additional patent applications in the U.S. and/or internationally constituting other TRANSEND PATENT RIGHTS.

5.2 Upon approval by TRANSEND, OASIS shall have the right to select one or more patent counsel(s) ("Selected Counsel(s)) who will serve as the primary liaison between the Parties and the Patent Office in which any patent application constituting TRANSEND PATENT RIGHTS is filed. The Parties shall obligate such patent counsel(s) to promptly provide both Parties with copies of any prosecution correspondence received directly or indirectly from a Patent Office or from local patent counsel(s) (e.g.,

EPO counsel or the like) assisting with patent prosecution of such applications. TRANSEND must approve any and all substantive prosecution correspondence or other communication relating to any TRANSEND PATENT RIGHTS before such correspondence or communication can be filed with the pertinent Patent Office and/or before such patent counsel(s) take other prosecution action on behalf of the Parties. Each party at its own expense shall provide the patent counsel(s) with assistance and documentation as reasonably required for the patent counsel(s) to operationally and administratively handle the preparation, filing, prosecution, issuance, and maintenance of patent properties constituting TRANSEND PATENT RIGHTS.

5.3 Neither Party shall be responsible under this Agreement for paying or reimbursing the other Party for any fees or payments associated with other counsel representation, costs, or expenses unless approved by both Parties in advance in writing. OASIS shall be entitled to credit such approved Selected Counsel(s) fees and expenses against any royalties, minimum fees, option payment, or any other payment obligations payable to TRANSEND hereunder.

Article 6 OWNERSHIP, ENFORCEMENT, AND COMMERCIALIZATION OF THE TRANSEND PATENT RIGHTS

6.1 All patents owned and controlled by TRANSEND at the effective date of this agreement shall remain the property of TRANSEND with TRANSEND having the sole control of the TRANSEND PATENT RIGHTS.

6.2 During the term of this Agreement (subject to section 5 of this agreement), TRANSEND and OASIS shall both have the right and discretion to bring any action to enforce any patent(s) constituting the TRANSEND PATENT RIGHTS and both parties shall have the right and discretion to defend any declaratory judgment or other action in which a cause of action is asserted challenging the validity, enforceability, use, and/or claim construction of any patent(s) or patent application(s) constituting the TRANSEND PATENT RIGHTS. In the event that either party becomes aware of any infringement or possible infringement of any TRANSEND PATENT RIGHTS, THEY shall promptly notify the other party in writing regarding such infringing activity.

6.3 Any action involving the TRANSEND PATENT RIGHTS that is brought or defended by OASIS (the "Acting Party") shall be at the sole expense of OASIS, and any recoveries gained, or liabilities incurred in such action shall be entirely that of OASIS.

6.4 Upon request of OASIS and at the expense of OASIS, TRANSEND shall cooperate reasonably with OASIS in any action involving The TRANSEND PATENT RIGHTS that is brought or defended by OASIS, including (if necessary) join under as a party to such action. Such cooperation shall include cooperation to maximize the maintenance of all attorney-client, work product, and joint defense privileges, and the Parties shall each instruct their respective counsel(s) accordingly. OASIS shall, as is reasonable, provide TRANSEND with the opportunity to comment and offer suggestions during the course of any such action brought by OASIS and shall, as is reasonable, keep TRANSEND informed of all developments in the action. TRANSEND shall treat such information as Confidential Information and/or as privileged information in accordance with the provisions set forth in this Agreement.

Article 7 TERM AND TERMINATION

7.1 This Agreement shall commence on the EFFECTIVE DATE. Unless previously terminated in accordance with one or more of the other provisions hereunder, this Agreement shall expire at the end of the enforceable term of the last to expire of the TRANSEND PATENT RIGHTS or five (5) years whichever is greater and in the event that the TRANSEND PATENT RIGHTS have expired prior to the 5 year term and OASIS wishes to continue to market or collect revenue from the prior or ongoing sale of the products then the term shall automatically renew for succeeding 5 year terms at OASIS's sole option.

7.2 This Agreement may be terminated by either party in the event of a material breach by the other party of the terms of this Agreement provided that the terminating party first gives the defaulting party written notice of termination, specifying the grounds therefore, and the defaulting party has had thirty (30) days after such notice is given to cure the breach. If not so cured, this Agreement shall terminate at the expiration of such thirty (30) days. Waiver by a party of a default by another party shall not deprive the first party of the right to terminate this Agreement due to any subsequent default of another party.

7.3 OASIS may terminate this Agreement with or without cause upon thirty (30) days written notice to TRANSEND.

7.4 NEITHER OASIS NOR TRANSEND SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO EACH OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, REVENUE, OR BUSINESS RESULTING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, OR THE TERMINATION OF THIS AGREEMENT, OR ARISING OUT OF OR ALLEGED TO HAVE ARISEN OUT OF BREACH OF THIS AGREEMENT.

Article 8 DISPUTE RESOLUTION

8.1 This article shall apply to any dispute arising out of the making or performance of or otherwise relating to this Agreement.

8.2 The Parties shall attempt in good faith to resolve any dispute arising out of the making or performance of or otherwise relating to this Agreement promptly by negotiations between persons who have authority to settle the controversy. Either Party may give the other Party written notice of any dispute not resolved in the normal course of business. Providing such a notice in good faith will toll the cure period of Paragraph

8.2 Until the dispute resolution provisions of this article are exhausted. Within twenty (20) days after delivery of said notice, authorized person(s) of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 120 days of the disputing Party's notice, or if the parties fail to meet within 20 days, either party may initiate mediation of the controversy or claim as provided hereinafter. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least seven (7) days advance notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence 408 and any other comparable law provision.

8.3 If the dispute has not been resolved by negotiation as above, the Parties shall endeavor to settle the dispute by mediation. Either Party may indicate a mediation proceeding by a request in writing to the other Party. Thereupon, both Parties will be obligated to engage in mediation. The Parties regard the aforesaid obligation to mediate an essential provision of this Agreement and one that is legally binding on them. In case of a violation of such obligation by either Party, the other may bring an action to seek enforcement of such obligation in any court of law having jurisdiction thereof.

8.4 The mediator(s) shall be approved by each Party and shall have a background in the industry or subject matter of the dispute. The Parties shall share equally the costs and any administrative expenses of the mediator(s). Otherwise, each Party shall bear all of its own costs and expenses.

8.5 Nothing herein shall preclude either Party from taking whatever actions are necessary to prevent immediate, irreparable harm to its interests. Otherwise, these procedures are exclusive and shall be fully exhausted prior to the initiation of any litigation. However, if any such dispute cannot be resolved after the exhaustion of these procedures and after ninety (90) days from the termination of the mediation proceedings, each Party may pursue its remedies at law and equity through binding arbitration at a neutral location agreed upon by both Parties and in accordance with the rules then pertaining of the American Arbitration Association, and judgment or decree may be entered upon the award in any court having jurisdiction.

8.6 OASIS and TRANSEND may only bring an arbitration action in the State of Arizona, and such action shall apply the laws of the State of Arizona without regard to conflicts of law principles.

Article 9 ASSIGNABILITY

This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of either party. Neither OASIS nor TRANSEND may, without the written consent of the other, assign this Agreement in whole or in part to any entity other than an AFFILIATE of such party; provided, however, that this Agreement may be assigned or transferred, by either party hereto, to such entity that is the successor to substantially all of those business assets of the assigning or transferring party to which this Agreement applies provided that the assigning or transferring party gives written notice thereof to the other party hereto within a reasonable time and such successor agrees in writing to abide by the terms and conditions hereof. The assigning or transferring party shall also continue to be bound by the terms of this Agreement.

Article 10 NOTICES, ETC.

10.1 Any notices or communications under this Agreement shall be in writing and shall be deemed to have been duly given by either party to the other on the date hand-delivered, or properly sent by facsimile, e-mail, or registered or certified mail, postage prepaid, to the following addresses of the respective parties as shown below:

10.2 Any changes of address of a party shall be communicated in writing to the other parties to be effective.

To OASIS:
Attention: Erik Cooper
Oasis Online Technologies Corp
4710 E. Falcon Drive Suite 213
Mesa, AZ 85215

To TRANSEND:
TranSend International, Inc.
4710 E. Falcon Drive Suite 215
Mesa, AZ 85215

10.3 Governing Law: This Agreement shall be governed by the internal laws of the State of Arizona without reference to its choice of law rules, and may be executed in counterpart copies. All terms and conditions of this Agreement shall be deemed enforceable to the fullest extent permissible under applicable law. If a provision of this Agreement is held invalid under any applicable law, such invalidity will not affect any other provision of this Agreement, and such invalid provision will be deemed modified to the extent necessary to make it valid and enforceable or, if such provision cannot be so modified it will be deemed deleted from this agreement.

10.4 Force Majure. If the performance of either party is delayed or prevented at any time due circumstances beyond its control, including, without limitation, those resulting from labor disputes, fire, floods, riots, civil disturbances, weather conditions, control exercised by a governmental entity, war, unavoidable casualties or acts of God or a public enemy, performance will be excused until such condition no longer exists.

10.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties, no alternation or amendment shall be effective unless in writing and executed by both parties. In particular, no oral statement or representation made by either party or representative shall be effective unless reduced to writing and incorporated into this agreement.

Article 11 CONTINUED DEVELOPMENT

OASIS shall have the right to access the source code of TRANSEND'S product and create any developments or enhancements that it desires. OASIS shall own any and all new developments or enhancements to the TRANSEND software, but shall still owe TRANSEND a license fee as contemplated herein for the base component of the product, which shall be defined as PocketServer version 4.1.0.2509, and any other versions current or in development, as provided by TRANSEND to OASIS, on any revenues generated during the term of this Agreement.

BY SIGNING THIS AGREEMENT WHERE INDICATED BELOW I CERTIFY THAT I HAVE READ THE FOREGOING AGREEMENT IN ITS ENTIRETY, THAT I FULLY UNDERSTAND ALL THE WORDS, LANGUAGE, TERMS, AND CONDITIONS CONTAINED HEREIN, AND THAT I AGREE TO BE BOUND BY ALL THE TERMS AND CONDITIONS SET FORTH HEREIN.

IN WITNESS WHEREOF, each Contracting Party has caused this Agreement to be executed and effective
As of the latest signatory date below.

TRANSEND INTERNATIONAL, INC.	OASIS ONLINE TECHNOLOGIES CORP

Signature /s/ Doug Starks, President Name: Doug Starks, President 4710 E Falcon Drive Ste 215 Mesa, Arizona 85215 Date: November 5, 2008	Signature /s/ Erik Cooper, CEO Name: Erik Cooper, CEO 4710 E. Falcon Drive Ste 213 Mesa, Arizona 85215 Date: November 5, 2008